EXHIBIT 23.6



                                     CONSENT

         We consent to use of the information contained in legal opinions that we provided to Crystallex International Corporation (the "Corporation") on December 14, 2001. Such legal opinions addressed the impact of a June 11, 1998, ruling of the Venezuelan Supreme Court regarding the Las Cristinas concessions in Venezuela upon previous rulings of the Venezuelan Supreme Court regarding such concessions. The Corporation may use the information contained in these opinions in any filing that the Corporation has made or will hereafter make with the U.S. Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, or pursuant to the Securities Act of 1933, as amended. We also consent to the use of our name under the heading "Experts" in any such filings.

Date: March 21, 2003

                                               Gomez Cottin & Tejera-Paris

                                            By: /s/ Gonzalo Tejera-Paris
                                               ---------------------------------
                                               Gonzalo Tejera-Paris, Partner